EXHIBIT 99.1
                  PRIVATE MARKET VALUE GUARANTEE


          PRIVATE MARKET VALUE GUARANTEE, dated December 11, 1989
(this "Guarantee"), between McCaw Cellular Communications, Inc., a Delaware corporation (the "Offeror"), and LIN Broadcasting
Corporation, a Delaware corporation (the "Company").

          WHEREAS, the Offeror is conducting a tender offer for shares of common stock, par value $0.01 per share ("Shares"), of the Company (as amended or supplemented from time to time in accordance with the Agreement dated the date hereof between the Offeror and the Company, the "Offer");

          WHEREAS, in connection with the Offer the Offeror undertook to enter into this Guarantee for the benefit of the Company's stockholders (other than the Offeror and its affiliates).

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:


          1.   Independent Directors.

          Three members of the Company's board of directors (the "Independent Directors") will be designated by the present board of directors of the Company, from such board as comprised on this date; provided, however, in the event that fewer than three such persons are willing to be so designated, the present board of directors of the Company shall designate as the remaining Independent Directors persons who would be independent directors as determined under the New York Stock Exchange Rules (i.e., independent of management of the Offeror and its affiliates and free of any relationship that, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment). Independent Directors will be subject to removal only (x) for cause, (y) if a majority of the Independent Directors approve such removal or (z) if such removal is approved by a Majority Vote of the Public Stockholders without any solicitation of votes by the offeror, its affiliates or Group Members (as defined below).

          Vacancies among the Independent Directors occurring prior to the expiration of their respective terms of office will be filled in accordance with the vote of a majority of the remaining Independent Directors (or, if there are none, a majority of the directors then in office) or a Majority Vote of the Public Stockholders. Independent Directors to be selected at each annual meeting will be nominated by the then current Independent Directors and elected in accordance with a Majority Vote of the Public Stockholders. The Offeror will not, directly or indirectly, solicit votes or otherwise take any action to oppose the election of any nominee for Independent Director or support any attempt to remove any Independent Director and in each election of directors will vote its Shares and the Shares of its subsidiaries for the Independent Director nominees receiving the Majority Vote of the Public Stockholders.

          As used herein, "Majority Vote of the Public
Stockholders" means (a) the affirmative vote of the holders of at least a majority of the Public Shares present and entitled to vote at any meeting at which the holders of a majority of such Shares are present or (b) the action by written consent (in accordance with applicable provisions of Delaware law and the Company's certificate of incorporation and by-laws) of the holders of a majority of the Public Shares. "Public Shares," as used herein, means Shares not owned by the Offeror or any of its affiliates or any member of a "group", as such term is used for purposes of Schedule 13D under the Securities Exchange Act of 1934, of which Offeror or its affiliates are members with respect to securities of the Company (collectively, "Group Members").

          The Company will treat the Independent Directors in a manner comparable to the treatment of outside directors of comparable public companies, including by providing indemnification, compensation and expense reimbursement arrangements at least as favorable as the indemnification, compensation and expense reimbursement arrangements provided to outside directors of the Company as of November 30, 1989, and provide notice of board meetings and agendas there for and generally maintain the frequency thereof consistent with past practice of the Company.


          2.   Sale of the Company.

          (A) Appraisers. On or about January 1, 1995 (the "Initiation Date"), the Independent Directors will designate an investment banking firm of recognized national standing (the "Independent Directors' Appraiser") and the Offeror will designate an investment banking firm of recognized national standing (the "Offeror's Appraiser"), in each case to determine the private market value per Share.

          (B) Definition of Private Market Value. The Offeror acknowledges that the consideration that would constitute private market value per Share is the private market price per Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Offeror and its affiliates) in an arm's-length transaction, assuming that the Company was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). Each of the investment banking firms referred to in this Section 2 will be instructed to determine private market value per Share in this manner.

          (C) Determination of Private Market Price. Within 30 days after the Initiation Date, the Independent Directors' Appraiser and the Offeror's Appraiser will each determine its initial view as to the private market value per Share and consult with one another with respect thereto. By the 45th day after the Initiation Date, the Independent Directors' Appraiser and the Offeror's Appraiser will each have determined its final view as to the private market value per Share. At that point, if the Higher Appraised Amount (as defined below) is not more than 110% of the Lower Appraised Amount (as defined below), the private market price per Share (the "Private Market Price") will be the average of those two views. Otherwise, the Independent Directors' Appraiser and the Offeror's Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Mutually Designated Appraiser will, no later than the 65th day after the Initiation Date, determine such private market value (the "Mutually Appraised Amount"), and the Private Market Price will be (x) the Mutually Appraised Amount, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the Lower Appraised Amount and the Higher Appraised Amount, and (y) the average of the Mutually Appraised Amount and the other Appraised Amount (Lower or Higher) that is closest to the Mutually Appraised Amount, if the Mutually Appraised Amount does not fall within that range; provided, however, that the Private Market Price may not be less than the Lower Appraised Amount nor more than the Higher Appraised Amount.

          As used herein, "Lower Appraised Amount" means the lower of the respective final views of the Independent Directors' Appraiser and the Offeror's Appraiser as to private market value per Share and "Higher Appraised Amount" means the higher of such respective final views.

          (D) Acquisition Proposal. Once the Private Market Price is determined as provided above, the Offeror will have 45 days to decide whether it desires to proceed with an acquisition of all of the Public Shares (an "Acquisition") at that price. If the Offeror decides to proceed with an Acquisition, it may pay the Private Market Price in cash or any combination of cash, on equity securities and/or non-convertible senior or subordinated "current cash pay" debt securities that the Independent Directors, after consultation with their investment banking firm, believe in good faith will have an aggregate market value, on a fully distributed basis, of not less than the Private Market Price.

          (E) Meeting of Stockholders. If the Offeror determines to proceed with an Acquisition as set forth above, it will enter into an agreement with the Company therefor (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to Offeror's ownership interest in the Company) and will cause a meeting of stockholders of the Company to be held as soon as practicable to consider and vote thereon. The Acquisition may only be completed if it is approved by a Majority Vote of the Public Stockholders.

          (F) Sale of the Company. Subject to subparagraph (G) below, if the Offeror determines not to proceed with an Acquisition, or if despite Offeror's good faith efforts an Acquisition has not been completed within 12 months following the Initiation Date (or, if an Acquisition has been approved by a Majority Vote of the Public Stockholders and is being pursued in good faith by the Offeror but has not been completed due to regulatory delays or litigation, 20 months following the Initiation Date), the Offeror will put the entire Company up for sale under direction of the Independent Directors in a manner intended by the Independent Directors to maximize value for all Shares. The sale will be conducted by the Independent Directors, with the advice of independent financial advisors and counsel selected by the Independent Directors, whose fees shall be reimbursed by the Company, and the Offeror will not bid unless requested to do so by the Independent Directors. The sale procedures will be set by the Independent Directors and may include, if necessary in order to maximize stockholder value, provision for the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The Independent Directors will select from among the proposed transactions the one or more transactions determined by them as being most likely to maximize value for all Shares and will cause a meeting of the Company's stockholders to be held as soon as practicable to consider and vote thereon. The Offeror will fully cooperate in this process and, if the one or more transactions so selected by the Independent Directors are approved by a Majority Vote of the Public Stockholders, will cause all Shares owned by it or its affiliates to be voted in favor thereof. Any sale of the Company pursuant to this subsection would be subject to receipt of FCC and other necessary regulatory approvals. Offeror will not take any action, including any action involving any judicial, regulatory or legislative body, that is intended to, or will have the effect of, delaying or preventing consummation of any transaction so selected and approved.

          (G) Survival of Guarantee. If a transaction is presented for approval at a meeting of stockholders as contemplated by either subsection (E) or (F) above and fails to receive the requisite Majority Vote of the Public Stockholders, there will be no further rights or obligations under this Section 2, but the remainder of this Guarantee shall continue to apply to the extent described herein.

          3.   Continuing Stockholder Protections.

          (A) Approvals Required for Transactions with Affiliates. Except as permitted by Section 2 above, neither the Offeror nor any of its non-Company affiliates may engage in any material transaction (including, without limitation, agreements, such as roaming agreements, which are standard in the industry) with the Company or any of its subsidiaries (other than pro rata as a stockholder of the Company) unless such transaction has been approved by a majority of the Independent Directors.

          (B) Approvals Required for Mergers. Except as permitted by Section 2 above, neither the Offeror nor any of its non-Company affiliates may engage in a merger or consolidation with the Company, or purchase all or substantially all of the Company's assets, unless the transaction is approved not only by a majority of the Independent Directors but also by a Majority Vote of the Public Stockholders. In deciding whether to approve such a transaction, the Independent Directors will be instructed to consider as a fair price per Share the private market price per share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Offeror and its affiliates) in an arm's-length transaction, assuming that the Company was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The Independent Directors will retain independent financial advisors and counsel to advise them with respect to any such transaction, whose reasonable costs, expenses and indemnities will be paid for and provided by the Company.

          (C) Independent Director Veto. No transaction will be undertaken, and the Company will not take any action, whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment by unanimous vote that such transaction or action would likely depress the value of the Company on the Initiation Date. In addition, the Company will not acquire or dispose of any business (other than acquisitions of additional cellular interests in markets in which the Company has an interest), whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment by unanimous vote that such acquisition or disposition is not in the best interests of the Company.

          4. Additional Share Purchases. Except as permitted by Sections 2 and 3 above, neither the Offeror nor any of its non-Company affiliates may purchase additional Shares if, after giving effect thereto, they would beneficially own in the aggregate more than 75% of the outstanding Shares on a fully diluted basis.

          5. Corporate Opportunities. The Offeror will direct to the Company, and the Company will have a priority right to pursue, all corporate opportunities to acquire interests in U.S. cellular mobile telephone systems other than those in markets in which the Offeror has such an interest or contiguous to markets in which the Offeror has such an interest (in the latter instance, however, only if such market is not a market in which the Company has such an interest or contiguous to such a market). For purposes of the foregoing, a party will not be deemed to have an interest in a cellular mobile telephone system solely by reason of such party's ownership of less than a majority equity interest in a public Company having such an interest. The Independent Directors shall be afforded an amount of time reasonably necessary to consider any such transaction, consistent with any time constraints imposed by the other party to such transaction, and if and for so long as a majority of the Independent Directors desire to pursue such transaction, the Offeror will not Separately pursue that transaction.

          6.   Certain Transferees Bound.  Except pursuant to
Section 2(F) above, neither the Offerer nor any of its non-Company affiliates may sell more than 25% of the outstanding
Shares on a fully diluted basis to a third party or group unless that third party or group agrees in writing to be bound by the provisions set forth in this Guarantee as they would apply if the term "Offeror" as used herein were defined to mean such third party or group.

          7. Amendments. The provisions of this Guarantee may be amended in any respect not materially adverse to the holders of Public Shares, but only if the amendment is approved by a majority of the Independent Directors. Any such amendment will promptly be disclosed in a filing with the Securities and Exchange Commission. The determination of the Independent Directors as to whether an amendment is materially adverse to the holders of Public Shares shall be final and shall bind all holders of Public Shares.

          The provisions of this Guarantee may also be amended in any other respect if the amendment is approved by a Majority Vote of the Public Stockholders.

          8. Effectiveness and Termination. The obligations of the Offeror under this Guarantee shall become effective upon the acceptance by the Offerer of Shares for purchase pursuant to the Offer. This Guarantee shall cease to be in effect if at any time (I) the Offeror, its affiliates and Group Members beneficially own in the aggregate less than 25% of the outstanding Shares on a fully diluted basis and the Offeror's designees no longer constitute a majority of the Board of Directors of the Company (provided that in such event this Guarantee shall come back into effect if, at any time within two years thereafter, (A) the Offeror, its affiliates and Group Members shall beneficially own in the aggregate 25% or more (but less than 100%) of the Outstanding Shares on a fully diluted basis or (B) the Offeror's designees shall again constitute a majority of the Board of Directors of the Company) or (ii) the Offeror, its affiliates and Group Members beneficially own in the aggregate 100% of the outstanding Shares.

          9. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Guarantee and the transactions contemplated hereby.

          10. Remedies. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          11. Notices. etc. All notices, requests, demands or other communications required by or otherwise with respect to this Guarantee shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by fax and confirmed, or to any party five days after being mailed by certified mail, return receipt requested, in each case to the applicable addresses set forth below:

     If to Offeror:

          McCaw Cellular Communications, Inc.
          5400 Carillon Point
          Kirkland, Washington 94033

          Attn:  Wayne Perry, Vice Chairman

          Fax no.:  206-828-8450

     with a copy to:

          McCaw Cellular Communications, Inc.
          1250 Connecticut Avenue, NW, Suite 401
          Washington, D.C.  20036

          Attn:  Andrew A. Quartner, Esq.

          Fax no.:  202-223-9095

     If to the Company:

          LIN Broadcasting Corporation
          1370 Avenue of the Americas
          New York, New York  10019

          Attn:  President

          Fax no.:  212-582-0479

     with a copy to:

          Cravath, Swains & Moore
          Worldwide Plaza
          828 8th Avenue
          New York, New York  10019

          Attn:  Robert Rosenman, Esq.

          Fax no.:  212-474-3700

     and a copy to:

          The designated representative of the
          Independent Directors and their
          counsel, if any

or to such other address as such party shall have designated by notice so given to each other party.

          12. Entire Agreement. This Guarantee embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

          13. Successors and Assigns. This Guarantee shall be binding upon and shall inure to the benefit of and be enforceable by the Offeror and the Independent Directors of the Company and their respective successors and assigns, provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

          14. Governing Law. This Guarantee and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and Performed in that State.

          15. Name. Captions. The section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

          16. Counterparts. This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all the parties hereto.

          IN WITNESS WHEREOF, the parties have duly executed this Guarantee as of the date first above written.

                              McCAW CELLULAR COMMUNICATIONS,
                              INC.


                              by
                                   Title:


                              LIN BROADCASTING CORPORATION


                              by
                                   Title: